Exhibit 11

EXECUTION VERSION

December 21, 2025

Jupiter Company Limited
c/o Trian Fund Management, L.P.
280 Park Avenue
41st Floor
New York, NY 10017

Re:	Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Jupiter Company Limited, a private limited company organized under the laws of Jersey (“Parent”), Jupiter Merger Sub Limited, a private limited company organized under the laws of Jersey (“Merger Sub” and, together with Parent, the “Parent Entities”), and Janus Henderson Group plc, a public limited company organized under the laws of Jersey (the “Company”). Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, among other things, Parent will acquire the Company by causing the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) or, following a Switch, via a Scheme of Arrangement. Reference is also made to the other Equity Commitment Letters of even date herewith delivered to Parent by the GC Investor and the QIA Investor (collectively, the “Other Equity Commitment Letters,” and together with this letter agreement, the “Equity Commitment Letters”), and the Limited Guarantees of even date herewith delivered to the Company by the GC Investor and the QIA Investor (collectively, the “Other Guarantees,” and together with the Guarantee (as defined below), the “Guarantees”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

Each Person listed on Schedule A hereto is referred to herein as an “Equity Investor” and, such Persons collectively, the “Equity Investors,” and each of the “Equity Investors” under the Other Equity Commitment Letters are referred to herein as an “Other Equity Investor” and collectively as the “Other Equity Investors”. This letter agreement is being delivered by the Equity Investors to Parent in connection with the execution and delivery of the Merger Agreement.

1. Commitment. Subject to the conditions set forth herein, each Equity Investor hereby irrevocably agrees to purchase immediately prior to the Closing, directly or indirectly, equity interests of Parent (collectively, the “Subject Equity Securities”) for an aggregate purchase price, in the form of cash in immediately available U.S. funds to Parent, in an amount equal to such Equity Investor’s pro rata share, as set forth opposite such Equity Investor’s name on Schedule A hereto (such proportion for such Equity Investor, as may be adjusted pursuant to the terms hereof, being its “Pro Rata Share”), of $466,600,000, as may be adjusted in accordance with this letter agreement (the “Equity Financing Commitment”), such that the aggregate purchase price for all such equity interests purchased by all such Equity Investors shall equal the Equity Financing Commitment. The Equity Financing Commitment shall be used by the Parent Entities solely for the purpose of funding at the Closing, along with the other proceeds of the Financing (when funded), the Financing Amounts pursuant to and in accordance with the terms and conditions of the Merger Agreement, and not for any other purpose; provided, that each Equity Investor (together with its permitted assigns, as applicable) shall not under any circumstances be obligated under this letter agreement to fund an amount in excess of its Pro Rata Share of the Equity Financing Commitment. The Equity Investors’ obligations to fund their Pro Rata Shares of the Equity Financing Commitment are several and not joint or joint and several such that each Equity Investor (together with its permitted assigns, as applicable) is only obligated to fund its Pro Rata Share of the Equity Financing Commitment, subject to the terms and conditions herein. The obligation of each Equity Investor (together with its permitted assigns, as applicable) to fund its Pro Rata Share of the Equity Financing Commitment is subject solely to (a) the satisfaction or waiver of the conditions precedent to the Parent Entities’ obligations to effect the Closing set forth in Sections 8.1 and 8.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied (or waived)); (b) the prior or substantially concurrent (i) consummation of the Exchange (as defined in the Voting and Rollover Agreement), and (ii) funding of the proceeds of the Equity Financing Commitments (as defined in each Other Equity Commitment Letter) under the Other Equity Commitment Letters, the Preferred Equity Financing pursuant to the Preferred Equity Commitment Letter and the Debt Financing pursuant to the Debt Commitment Letter (or any Alternative Financing), or such other Equity Financing Commitments, Preferred Equity Financing or Debt Financing (or any Alternative Financing) will be funded and the Exchange will be consummated if the other Financing (or any Alternative Financing) is funded and, in the case of the other Financing (or any Alternative Financing), if the Exchange and contributions contemplated by Section 6.1, Section 6.2 and Section 6.3 of the Voting and Rollover Agreement are consummated; and (c) the substantially concurrent consummation of the Closing on the terms and subject to the conditions of the Merger Agreement.

2. Adjustment to Equity Financing Commitment. The amount to be funded under this letter agreement may be reduced dollar for dollar (any such reduction to be allocated between the Equity Investors on a pro rata basis) solely to the extent that the Parent Entities do not require the full amount of the Equity Financing Commitment in connection with the payment of the Financing Amounts. It is understood and agreed that any reduction pursuant to this paragraph shall only occur to the extent that, after giving effect to any such reduction, the Parent Entities fully and timely consummate the transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, payment of the Financing Amounts in full at the Closing) (the “Transactions”) in accordance with the terms of the Merger Agreement. The aggregate amount to be funded under this letter agreement and the Other Equity Commitment Letters may also be reduced dollar for dollar (and such reduction to be allocated among the Equity Financing Commitment and the other equity financing commitments under the Other Equity Commitment Letters on a pro rata basis) by an amount equal to the Merger Consideration that would have been payable in respect of the shares of Company Common Stock in excess of the Rollover Minimum (as defined in the Voting and Rollover Agreement) that are owned by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time (after giving effect to the transactions contemplated by Section 6.1, Section 6.2 and Section 6.3 of the Voting and Rollover Agreement) and for which the Equity Investors agree irrevocably in writing (with a copy to the Company) that such shares of Company Common Stock shall be Stockholder Rollover Shares pursuant to the Merger Agreement and “Rollover Shares” pursuant to the Voting and Rollover Agreement, it being understood that any such reduction pursuant to this paragraph shall only occur to the extent that such Stockholder Rollover Shares are treated as Stockholder Rollover Shares under the Merger Agreement at the Effective Time. For clarity, there shall be no such reduction to the Equity Financing Commitment or the other equity financing commitments under the Other Equity Commitment Letters in respect of the shares of Company Common Stock constituting the Rollover Minimum under the Voting and Rollover Agreement.

3. Termination. This letter agreement and each Equity Investor’s obligation to fund its Pro Rata Share of the Equity Financing Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms; (b) the commencement by the Company or any of its controlled Affiliates or any of their respective representatives acting on their behalf at their direction or with their express written consent, of any lawsuit against the Equity Investors, the Parent Entities or any Parent Related Party (as defined below) in respect of this letter agreement, the limited guarantee of the Equity Investors and Trian Partners AM Holdco II, Ltd., a Cayman Islands exempted limited company (the “Rollover Shareholder”), dated as of the date hereof (the

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“Guarantee”), the Voting and Rollover Agreement or the Merger Agreement (including in respect of any oral representations made or alleged to be made in connection therewith) that asserts (i) the Equity Investors’ liability under or in respect of this letter agreement is not limited to the Equity Financing Commitment or that any Equity Investor’s liability under this letter agreement is not limited to its Pro Rata Share of the Equity Financing Commitment or (ii) any theory of liability against the Equity Investors, the Parent Entities or any Parent Related Party (as defined below), in each case other than any claims or other Proceedings (A) against the Equity Investors, the Rollover Shareholder or any other Guarantors (as defined in the Merger Agreement) (or their respective permitted assignees and successors) in accordance with, and solely to the extent permitted under, the terms of the Guarantee or any Other Guarantees, as applicable, (B) against the Parent Entities (or their respective permitted assignees and successors) for remedies (whether for equitable relief or otherwise) available to the Company under the Merger Agreement, in each case in accordance with, and solely to the extent permitted under, the Merger Agreement, (C) against the Equity Investors or Other Equity Investors (or their permitted assignees and successors) for specific performance of, or other equitable relief that enforces, the Equity Investors’ obligations to fund the Equity Financing Commitment or such Other Equity Investors’ obligations to fund their respective commitments under the Other Equity Commitment Letters, or other equitable relief to enforce the Company’s other express-third party beneficiary rights under this letter agreement or the Other Equity Commitment Letters, in each case in accordance with, and solely to the extent permitted under, the terms hereof or thereof and the terms of the Merger Agreement, (D) against the parties (or their permitted assignees and successors) to the Voting and Rollover Agreement in accordance with, and solely to the extent permitted under, the terms of the Voting and Rollover Agreement and/or (E) against the parties (or their permitted assignees and successors) to the Confidentiality Agreements in accordance with, and solely to the extent permitted under, the terms thereunder (the Proceedings contemplated by the foregoing clauses (A), (B), (C), (D) and (E), the “Non-Prohibited Claims”); (c) any final, non-appealable judgement of a Chosen Court against the Equity Investors and the Rollover Shareholder that includes an award of the Parent Termination Fee; (d) the valid termination of the Other Equity Commitment Letters in accordance with their terms due to a lawsuit against the Equity Investors, the Parent Entities or any Parent Related Party for a claim (other than a Non-Prohibited Claim) being asserted; and (e) the consummation of the Closing and payment in full at the Closing of the Equity Financing Commitment. Upon the valid termination of this letter agreement pursuant to the terms hereof, the Equity Investors shall not have any further obligations or liabilities hereunder. This Section 3 (Termination), Section 4 (Assignment; Amendments and Waivers; Entire Agreement), Section 5 (Parties in Interest; Limited Recourse; Enforcement), Section 6 (Confidentiality), Section 7 (Governing Law; Jurisdiction; Waiver of Jury Trial), Section 8 (Headings; Severability; Construction) and Section 9 (Counterparts) of this letter agreement shall survive and remain in full force and effect, notwithstanding any termination of this letter agreement. For the avoidance of doubt, upon the valid termination of this letter agreement pursuant to the terms hereof, all obligations of the Equity Investors to fund the Equity Financing Commitment shall terminate and no surviving provision shall be deemed to require the Equity Investors to fund any portion of the Equity Financing Commitment.

4. Assignment; Amendments and Waivers; Entire Agreement.

(a) The rights and obligations under this letter agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other parties and the Company (and the Company shall be an express and intended third-party beneficiary of this Section 4(a)). Notwithstanding the foregoing, (i) Parent may assign, delegate or otherwise transfer all or a portion of their rights or obligations under this letter agreement to any assignee of Parent’s obligations under the Merger Agreement pursuant to an assignment in accordance with Section 10.3 of the Merger Agreement, and (ii) each Equity Investor may assign, delegate or otherwise transfer all or a portion of its obligation to fund the Equity Financing Commitment to one or more of its Affiliated investment vehicles or any Person that is, directly or indirectly, wholly owned or otherwise controlled by or Affiliated with such Equity Investor or such Affiliated investment vehicles; provided that,

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(x) in each case of the foregoing clauses (i) and (ii), no such assignment, delegation or transfer shall relieve the Equity Investors of their obligations hereunder, and (y) in each case of the foregoing clauses (i) and (ii), no such assignment, delegation and/or transfer will be permitted if it would reasonably be expected to have the effect of preventing, impairing or delaying the Transactions or the funding of the Equity Financing Commitment at the time set forth in Section 1. Upon any such assignment, delegation or transfer by an Equity Investor of its obligations hereunder pursuant to the second sentence of this Section 4(a), such assignee, delegate or transferee shall be deemed to have given the representations and warranties set forth in Section 10 as of the time of such assignment, delegation or transfer. Any assignment, delegation or transfer in breach of Section 10 (in respect of the representations and warranties deemed to be made as of the time of such assignment, delegation or transfer) or in violation of this Section 4(a) shall be null and void and of no force and effect.

(b) This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument duly executed by each of the parties hereto and the Company (and the Company shall be an express and intended third-party beneficiary of this Section 4(b)). This letter agreement may not be terminated other than in accordance with Section 3 hereof. The failure of any party or third-party beneficiary to assert any of its rights under this letter agreement or otherwise shall not constitute a waiver of those rights.

(c) This letter agreement, the Other Equity Commitment Letters, the Guarantees, the Voting and Rollover Agreement, the Confidentiality Agreements and the Merger Agreement and the documents referenced therein contain the entire understanding among the parties hereto and the Company with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions between the Equity Investor or any of its Affiliates, on the one hand, and the Parent Entities or any of their Affiliates, on the other hand, with respect to the subject matter hereof and thereof. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

5. Parties in Interest; Limited Recourse; Enforcement.

(a) Except to the extent expressly set forth in Section 4(a), Section 4(b) and Section 5(c), this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement; provided, however that the Parent Related Parties and the Company are express and intended third party beneficiaries of Section 5(c) hereto.

(b) Notwithstanding anything that may be expressed or implied in this letter agreement, the Guarantee, the Merger Agreement or any document or instrument delivered in connection herewith or therewith, the Parent Entities, by their acceptance of the benefits of the Equity Financing Commitment provided herein, covenant, agree and acknowledge that no Person other than the Equity Investors (and their successors and permitted assigns) shall have any obligations hereunder and that, notwithstanding that each Equity Investor or any of its permitted assigns may be a partnership or limited liability company, no Person, including the Parent Entities, has any rights of recovery pursuant to this letter agreement against, and no recourse hereunder or in respect of any oral representations made or alleged to have been made in connection herewith shall be had against, any of the Parent Entities’, the Equity Investors’ or the Rollover Shareholder’s or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, direct or indirect holders of any equity, stockholders, controlling persons, attorneys, members, managers, general or limited partners, assignees (other than a permitted assignee hereunder),

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agents or representatives of any of the foregoing (other than, in each applicable case, the Parent Entities, the Equity Investors, the Other Equity Investors, the Rollover Shareholder, the Guarantors (as defined in the Merger Agreement), Midco (as defined in the Voting and Rollover Agreement), Topco (as defined in the Voting and Rollover Agreement) and their respective successors and permitted assigns, a “Parent Related Party” and together, the “Parent Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of the Equity Investors against any Parent Related Party (or vice versa), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Applicable Law, or otherwise, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligations of any Equity Investor or any of its successors or permitted assigns under this letter agreement or the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith in respect of any transaction contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation; provided, however, that notwithstanding anything to the contrary provided herein or any document or instrument delivered in connection herewith, nothing herein (including this Section 5) shall limit the Non-Prohibited Claims or the third-party beneficiary rights made expressly available to the Company hereunder.

(c) This letter agreement may only be enforced by the Parent Entities, and none of the Parent Entities’ creditors nor any other Person that is not a party to this letter agreement shall have any right to enforce this letter agreement or to cause the Parent Entities to enforce this letter agreement; provided, however, that the Company is hereby made an express and intended third party beneficiary of the rights granted to the Parent Entities under this letter agreement only for the purpose of (i) specifically enforcing the obligations of the Equity Investors (or their respective successors or permitted assigns) to, or the obligations of the Parent Entities to cause the Equity Investors (or their respective successors or permitted assigns) to, comply with the terms of this letter agreement, including to satisfy each Equity Investor’s obligation to fund its Pro Rata Share of the Equity Financing Commitment hereunder (subject to the limitations set forth in this letter agreement, including Section 1 of this letter agreement), in each case subject to the conditions set forth in Section 10.4(d) of the Merger Agreement (solely to the extent that the Parent Entities are permitted to enforce the Equity Financing Commitment pursuant to Section 1 of this letter agreement), and, subject to clause (ii) of this proviso, for no other purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) and (ii) Sections 4(a) and 4(b) provided further, however, that the Parent Entities and the Company may not bring a claim or Proceeding against the Equity Investors hereunder or enforce or seek to enforce the provisions hereof unless the Parent Entities or the Company are seeking the same relief from the Other Equity Investors to the extent that the Other Equity Investors have not satisfied their respective obligations under the Other Equity Commitment Letters. Each Equity Investor acknowledges and agrees that (I) the Parent Entities are delivering a copy of this letter agreement to the Company and that the Company is relying on the express third-party beneficiary rights, representations, warranties, obligations and commitments of such Equity Investor hereunder in connection with the Company’s decision to enter into the Merger Agreement and consummate the Transactions, and (II) the enforcement rights under this Section 5(c) (subject to the requirements and limitations herein and in the Merger Agreement) are an integral part of the Transactions and without those rights, the Company would not have entered into the Merger Agreement.

(d) Concurrently with the execution and delivery of this letter agreement, the Equity Investors and the Rollover Shareholder are executing and delivering to the Company the Guarantee relating to the Obligations (as defined under the Guarantee).

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6. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Equity Investors; provided that no such written consent shall be required for disclosures by Parent to the Company (or their respective representatives) so long as the Company agrees to (and to cause their respective representatives to) keep such information confidential on terms substantially identical to the terms contained in this Section 6; provided, further, that any party hereto may disclose the existence of this letter agreement to the extent required by any Applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement (including the Proxy Statement or Schedule 13e-3 to be filed by the Company), or in connection with the enforcement of any such party’s rights hereunder or under the Other Equity Commitment Letters, the Guarantees, the Voting and Rollover Agreement, the Confidentiality Agreements or the Merger Agreement.

7. Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the U.S. District Court for the District of Delaware, or, in each case, any applicable appellate court therefrom (the “Chosen Courts”). In addition, each of the parties hereto (i) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this letter agreement, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this letter agreement in any court other than the Chosen Courts. Each of the parties hereto hereby agrees that service of process will be validly effected by sending notice in the manner set forth in Section 10.7 of the Merger Agreement (if to the Equity Investors, to the applicable addresses set forth on Schedule A, and if to Parent, to the applicable addresses set forth in Section 10.7 of the Merger Agreement). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Headings; Severability; Construction. The section and paragraph headings in this letter agreement are for reference purposes only and shall not affect the meaning or interpretation of this letter agreement. In the event that any part of this letter agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this letter agreement shall remain in full force and effect. The parties have participated jointly in the negotiation and drafting of this letter agreement. If any ambiguity or question of intent arises, this letter agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of

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any provision of this letter agreement. Reference to any Person shall include such Person’s successors and permitted assigns.

9. Counterparts. This letter agreement may be executed in counterparts, (including by facsimile or other electronic transmission) each of which shall be deemed an original, but all of which shall constitute the same instrument.

10. Representations and Warranties. Each Equity Investor hereby represents and warrants to Parent that: (a) it is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists) under the Applicable Laws of its jurisdiction of organization or incorporation and has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary organizational action by it and no other proceedings or actions on the part of it are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (d) its Pro Rata Share of the Equity Financing Commitment is less than or equal to the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) as of the date hereof, it has, and until the valid termination of this letter agreement in accordance with Section 3 hereof, it will have, uncalled capital commitments (and an enforcement right to cause such capital to be contributed) or other available funds on hand in an amount at least equal to its Pro Rata Share of the Equity Financing Commitment plus the aggregate amount of all other commitments and obligations it has outstanding; (f) all consents, approvals, authorizations, permits of, filings with and notification to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance by it of this letter agreement; and (g) the execution, delivery and performance by such Equity Investor of this letter agreement do not and will not (i) violate its organizational documents, (ii) violate any Applicable Law or judgment applicable to it or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair its ability to enter into or perform its obligations under this letter agreement.

[Signature Pages Follow]

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Very Truly Yours,

JUPITER CORE HOLDINGS, L.P.

By:	JUPITER PRINCIPAL HOLDINGS GP, L.P., its general partner
By:	JUPITER VOTING COMPANY, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Manager

JUPITER AM INVESTORS, L.P.

By:	JUPITER AM INVESTORS GP, L.P., its general partner
By:	JUPITER VOTING COMPANY, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Manager

TRIAN PARTNERS AM FUND, L.P.

By:	TRIAN PARTNERS AM FUND GP, L.P.
By:	TRIAN PARTNERS AM FUND GENERAL PARTNER, LLC

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN PARTNERS AM PARALLEL FUND, L.P.

By:	Trian Partners AM Parallel Fund GP, L.P.
By:	Trian Partners AM Parallel Fund General Partner, LLC

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

[Signature Page to Equity Commitment Letter]

Acknowledged and Agreed:

JUPITER COMPANY LIMITED

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]

Schedule A

Pro Rata Share

Equity Investor		Pro Rata Share
Jupiter Core Holdings, L.P. Notices: c/o Trian Fund Management, L.P. 280 Park Avenue 41st Floor New York, NY 10017		[***][1]%
E-Mail:	bschorr@trianpartners.com dmarx@trianpartners.com
Attention:	Brian L. Schorr Daniel R. Marx

with a copy (which shall not constitute notice) to: Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001
E-Mail:	wdregner@debevoise.com efhuang@debevoise.com
Attention:	William D. Regner Emily F. Huang
Jupiter AM Investors, L.P. Notices: c/o Trian Fund Management, L.P. 280 Park Avenue 41st Floor New York, NY 10017		[***][2]%
E-Mail:	bschorr@trianpartners.com dmarx@trianpartners.com
Attention:	Brian L. Schorr Daniel R. Marx

with a copy (which shall not constitute notice) to:

1 Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2 Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001
E-Mail:	wdregner@debevoise.com efhuang@debevoise.com
Attention:	William D. Regner Emily F. Huang
Trian Partners AM Fund, L.P. Notices: c/o Trian Fund Management, L.P. 280 Park Avenue 41st Floor New York, NY 10017		[***][3]%
E-Mail:	bschorr@trianpartners.com dmarx@trianpartners.com
Attention:	Brian L. Schorr Daniel R. Marx

with a copy (which shall not constitute notice) to: Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001
E-Mail:	wdregner@debevoise.com efhuang@debevoise.com
Attention:	William D. Regner Emily F. Huang
Trian Partners AM Parallel Fund, L.P. Notices: c/o Trian Fund Management, L.P. 280 Park Avenue 41st Floor New York, NY 10017		[***][4]%
E-Mail:	bschorr@trianpartners.com dmarx@trianpartners.com
Attention:	Brian L. Schorr Daniel R. Marx

3 Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4 Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

with a copy (which shall not constitute notice) to: Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001
E-Mail:	wdregner@debevoise.com efhuang@debevoise.com
Attention:	William D. Regner Emily F. Huang
Total		100.00%